Exhibit 21.1

List of Subsidiaries

Amerimax Building Products, Inc.

Amerimax Fabricated Products, Inc.

Amerimax Finance Company, Inc.

Amerimax Home Products, Inc.

Amerimax Richmond Company

AMP Commercial, Inc.

Amerimax UK, Inc.

Berger Building Products, Inc.

Berger Holdings, Ltd.

Euramax International, Inc.

Fabral, Inc.

Fabral Holdings, Inc.

Elbee Limited

EMAX Metals LLC

EMAX North LP

EMAX Products LLC

Euramax BV

Euramax Canada, Inc.

Euramax Canada Holdings, Inc.

Euramax Coated Products B.V.

Euramax Coated Products Limited

Euramax Continental Limited

Euramax Europe B.V.

Euramax Europe Limited

Euramax European Holdings B.V.

Euramax European Holdings Limited

Euramax Holdings Limited

Euramax Industries S.A.

Euramax International Holdings B.V.

Euramax International Holdings Limited

Euramax International Limited

Euramax Netherlands B.V.

Euramax UK Limited